Exhibit 99.3

QUANEX CORPORATION AND MIKRON INDUSTRIES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial information gives effect to the acquisition of Mikron Industries, Inc. (“Mikron”) by Quanex Corporation (“Quanex”) on December 9, 2004, using the purchase method of accounting.

The unaudited pro forma combined condensed balance sheet is based on historical balance sheets of Quanex and Mikron as of October 31, 2004 and have been prepared to reflect the acquisition by Quanex of Mikron as if the acquisition had occurred as of October 31, 2004.

The unaudited pro forma combined condensed statement of operations for the year ended October 31, 2004, is based on the historical statement of operations of Quanex and combines the results of operations of Mikron for the twelve month period ending October 31, 2004 as if the transaction had occurred on November 1, 2003.  The fiscal year end for Quanex is October 31, whereas the fiscal year end for Mikron was December 31.

The assets and liabilities of Mikron have been adjusted to estimated fair market value, based upon preliminary estimates, which are subject to change.  The pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved if the acquisition had been completed as of the beginning of the periods presented, nor are they necessarily indicative of the future financial position or operating results of Quanex.  The pro forma combined condensed financial information does not give effect to any synergies or integration costs that may result from the integration of Mikron.

In the opinion of management, all material adjustments necessary to reflect the acquisition of Mikron by Quanex have been made.  The unaudited pro forma combined condensed financial information should be read in conjunction with the audited financial statements and accompanying notes of Quanex in the Annual Report on Form 10-K for the year ended October 31, 2004.

QUANEX CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of October 31, 2004
	Quanex	Mikron	Adjustments		Pro Froma
Assets
Cash and equivalents	$41,743	$69	$—		$41,812
Accounts and notes receivable, net	176,358	13,594	—		189,952
Inventories	115,367	7,647	2,050	a	125,064
Deferred income taxes	10,744	—	—		10,744
Other current assets	2,363	1,013	—		3,376
Current assets of discontinued operations	9,759	—	—		9,759
Total current assets	356,334	22,323	2,050		380,707
Property, plant and equipment	842,147	157,865	5,641	b	1,005,653
Less accumulated depreciation	(491,165)	(78,662)	—		(569,827)
Property, plant and equipment, net	350,982	79,203	5,641		435,826
Goodwill, net	134,670	—	59,966	c	194,636
Cash surrender value insurance policies, net	24,439	—	—		24,439
Intangibles, net	27,556	166	61,334	b	89,056
Other assets	9,391	10,866	(9,491	)d	10,766
Long-term assets of discontinued operations	26,150	—	—		26,150
Total assets	$929,522	$112,558	$119,500		$1,161,580

Liabilities and stockholders’ equity
Accounts payable	$161,674	$12,083	$—		$173,757
Accrued liabilities	45,833	11,717	(70	)e	57,480
Income taxes payable	4,127	—	—		4,127
Current maturities of long-term debt	456	3,617	(3,617	)d	456
Current liabilities of discontinued operations	4,102	—	—		4,102
Total current liabilities	216,192	27,417	(3,687)		239,922
Long-term debt	130,496	28,899	178,276	d,f	337,671
Deferred pension credits	8,804	—	—		8,804
Deferred postretirement welfare benefits	7,745	—	—		7,745
Deferred income taxes	53,983	—	—		53,983
Non-current environmental reserves	10,106	—	—		10,106
Other liabilities	1,066	1,934	(781	)d	2,219
Long-term liabilities of discontinued operations	423	—	—		423
Total liabilities	428,815	58,250	173,808		660,873
Preferred stock, no par value	—	—	—		—
Common stock, $0.50 par value	8,324	21	(21	)g	8,324
Additional paid-in-capital	191,675	62	(62	)g	191,675
Retained earnings	307,754	54,225	(54,225	)g	307,754
Unearned compensation	(824)	—	—		(824)
Accumulated other comprehensive income	(4,463)	—	—		(4,463)
	502,466	54,308	(54,308)		502,466
Less common stock held by rabbi trust	(1,759)	—	—		(1,759)
Total stockholders’ equity	500,707	54,308	(54,308)		500,707
Total liabilities and stockholders’ equity	$929,522	$112,558	$119,500		$1,161,580

QUANEX CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	For the Fiscal Year Ended October 31, 2004
	Quanex	Mikron	Adjustments		Pro Froma

Net sales	$1,460,268	$208,405	$—		$1,668,673
Cost of sales	1,245,639	160,503	(1,444	)a	1,404,698
Selling, general and administrative expense	65,618	21,399	(2,627	)h	84,390
Depreciation and amortization	50,054	11,163	3,600	b	64,817
Gain on sale of land	(454)	—	—		(454)
Operating income	99,411	15,340	471		115,222
Interest expense	(6,049)	(1,829)	(5,921	)i	(13,799)
Retired executive life insurance benefit	—	—	—		—
Other, net	282	(306)	—		(24)
Income from continuing operations before taxes	93,644	13,205	(5,450)		101,399
Income tax expense	(36,045)	—	(2,986	)j	(39,031)
Income from continuing operations	57,599	13,205	(8,436)		62,368
Loss from discontinued operations, net of taxes	(3,132)	—	—		(3,132)
Net income	$54,467	$13,205	$(8,436)		$59,236

Basic earnings per common share:
Earnings from continuing operations	$2.34				$2.53
Loss from discontinued operations	$(0.13)				$(0.13)
Basic earnings per share	$2.21				$2.40

Diluted earnings per common share:
Earnings from continuing operations	$2.30				$2.49
Earnings from discontinued operations	$(0.13)				$(0.13)
Diluted earnings per share	$2.17				$2.37

Weighted average common shares outstanding:
Basic	24,654				24,654
Diluted	25,047				25,047

Pro Forma Adjustments to Pro Forma Combined Condensed Financial Information:

a.               Remove LIFO reserve on the balance sheet and eliminate related expense recorded during the period presented.

b.              Adjustments resulting from the preliminary valuation of property, plant & equipment and intangible assets.  Based on the preliminary valuation, depreciation and amortization expense is expected to increase approximately $3.6 million in the first year following the acquisition.

c.               Residual value of purchase price over the value of assets and liabilities assumed has been allocated to goodwill.

d.              Certain notes receivables, debt and other liabilities were satisfied at or before the time of closing.

e.               Deal costs related to the Mikron acquisition in accrued liabilities at October 31, 2004.

f.                 Approximately $200 million borrowed against Bank Agreement to fund the acquisition of Mikron.

g.              Elimination of the components of Mikron’s historical equity.

h.              Eliminate costs related to lease expense for facility owned as of the date of the acquisition as well as elimination of transaction specific costs incurred in the period presented.

i.                  Net impact of interest assumed on the $200 million borrowed to fund the acquisition reduced by interest related to liabilities satisfied at or before closing.

j.                  Adjustment for income tax expense at an income tax rate of 38.5%.